SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Everbridge, Inc.

(Name of Registrant as Specified In Its Charter)

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April 3, 2020

To our stockholders:

We are pleased to invite you to attend our 2020 Annual Meeting of Stockholders to be held on Thursday, May 14, 2020 at 10:00 a.m. at our executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of a paper copy of this proxy statement and our 2019 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report and a form of proxy card or voting instruction card. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Thank you for your ongoing support of and continued interest in Everbridge. We look forward to seeing you at the Annual Meeting.

Sincerely,

Jaime Ellertson

Executive Chairman of the Board of Directors

EVERBRIDGE, INC.

25 Corporate Drive, 4th Floor

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2020

To the Stockholders of Everbridge, Inc.:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Everbridge, Inc., a Delaware corporation, (the “Company”) will be held on Thursday, May 14, 2020 at 10:00 a.m. local time at the Company’s executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803, for the following purposes:

1.	To elect the nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2023 Annual Meeting of Stockholders.
2.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.
4.	To conduct any other business properly brought before the Annual Meeting (including adjournments, continuations and postponements thereof).

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 24, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Elliot J. Mark,
Corporate Secretary

Burlington, Massachusetts

April 3, 2020

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

EVERBRIDGE, INC.

25 Corporate Drive, 4th Floor

Burlington, Massachusetts 01803

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Everbridge, Inc. (the “Board”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Everbridge, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Thursday, May 14, 2020 at 10:00 a.m. local time at the Company’s executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019, are being distributed and made available on or about April 3, 2020. As used in this Proxy Statement, references to “we,” “us,” “our,” “Everbridge” and the “Company” refer to Everbridge, Inc. and our consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 3, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after April 15, 2020.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 14, 2020 at 10:00 a.m. local time at Everbridge’s executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, MA 01803. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 24, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 34,342,995 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 24, 2020, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 24, 2020, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two directors to hold office until the 2023 Annual Meeting of Stockholders (Proposal 1);
•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 2); and
•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules (Proposal 3).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “FOR” each of the nominees to the Board or you may “WITHHOLD” your vote for each of the nominees. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proxy Statement. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial the number found on the Notice or the printed proxy card that may be delivered to you using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or printed proxy card. Your telephone vote must be received by 2:00 a.m., Eastern Time, on May 14, 2020 to be counted.

•

To vote through the Internet, go to www.envisionreports.com/evbg to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 2:00 a.m., Eastern Time, on May 14, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote through the Internet, over the telephone, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 24, 2020.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by telephone, through the Internet or by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each of the nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and FOR” the advisory approval of named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on Proposals 1 and 3 in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your earlier-dated proxy to our Corporate Secretary, Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803.
•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone or vote through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent to change those instructions.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 4, 2020, to our Corporate Secretary, Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2021 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on February 12, 2021 nor earlier than the close of business on January 14, 2021. However, if our 2021 Annual Meeting of Stockholders is not held on or after April 14, 2021 and on or before June 14, 2021, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1 to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes, and, with respect to Proposals 2 and 3, votes “FOR” and “AGAINST,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors (Proposal 1). Abstentions will have the same effect as “Against” votes on Proposals 2 and 3, and will have no effect on Proposal 1. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

If you are the beneficial owner of shares held in “street name,” your shares may constitute “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other securities intermediary holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other securities intermediary can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules of NYSE, which generally apply to all brokers, bank or other securities intermediaries, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only Proposal 2 is considered a “routine” matter for this purpose and brokers, banks or other securities intermediaries generally have discretionary voting power with respect to such proposal. Proposals 1 and 3 are not considered routine matters, and without your instructions, your broker cannot vote your shares for those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	The nominees receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on this proposal; “WITHHELD” votes will have no effect.	None	No effect, non-routine
2	Ratification of the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal.	Against	Not applicable, as brokers can vote the shares since this is considered a “routine” matter
3	Advisory Approval of the Compensation of our Named Executive Officers	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal.	Against	No effect, non-routine

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 34,342,995 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

There are two directors in the class whose term of office expires in 2020: Jaime Ellertson and Sharon Rowlands. Our Board has nominated Mr. Ellertson and Ms. Rowlands for re-election at the Annual Meeting to serve as Class I directors, and, if elected at the Annual Meeting, each would serve until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Mr. Ellertson and Ms. Rowlands were each recommended for election by the Nominating and Corporate Governance Committee and both are currently serving as directors of the Company.

The Board presently has eight members. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Mr. Ellertson and Ms. Rowlands have each agreed to serve if elected. Our management has no reason to believe that either nominee will be unable to serve.

It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors serving at the time of our 2019 Annual Meeting of Stockholders attended that meeting.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting

Jaime Ellertson, age 62, has served as the Executive Chairman of our Board since July 2019, having served as Chairman of the Board from March 2011 to July 2019, after joining our Board in April 2010. From September 2011 to July 2019, he also served as our Chief Executive Officer, and from September 2011 to July 2017, Mr. Ellertson also served as our President. From June 2014 to October 2018, Mr. Ellertson served as chairman of the board of directors of hVIVO PLC, a viral challenge and services company, and from November 2012 to May 2018, Mr. Ellertson served as a member of the board of directors of PeopleFluent, Inc., a provider of human capital management software and services. Mr. Ellertson has been a member of the board of directors of E*TRADE Financial Corporation since May 2019. Our Board believes that Mr. Ellertson’s business expertise and his insight into corporate matters as our Executive Chairman qualify him to serve on our Board.

Sharon Rowlands, age 61, has served as a member of our Board since January 2019. Since January 2019, Ms. Rowlands has served as Chief Executive Officer and President of Web.com, a leading web technology company. She served as President of USA Today Network Marketing Solutions at Gannett Co. from November 2017 to December 2018. Previously, Ms. Rowlands served as the Chief Executive Officer and member of the board of directors of ReachLocal, Inc., an Internet-based advertising and marketing company which specialized in search engine marketing, marketing analytics, and display advertising, from April 2014 to November 2017. Our Board believes that Ms. Rowlands’ extensive business expertise and experience across the financial services, media and information and digital marketing sectors qualifies her to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2021 Annual Meeting

Alison Dean, age 55, has served as a member of our Board since July 2018. Since April 2013, Ms. Dean has served as Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer at iRobot, the leading global consumer robot company. Ms. Dean has held previous finance roles at iRobot since March 2005. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University. The Board believes Ms. Dean’s extensive background in finance and operations qualifies her to serve on our Board.

Kent Mathy, age 60, has served as a member of our Board since August 2012. Since January 2017, Mr. Mathy has served as Chief Executive Officer of Sequential Technology International, a business process outsourcer for wireline/wireless telecommunication, broadband, cable/multi-system operators, and satellite service providers. Mr. Mathy retired from AT&T in December 2016, having served in various management positions for 31 years. Most recently, he was President, Southeast Region of AT&T Mobility from November 2013 to December 2016, and President, North Central Region for AT&T Mobility from November 2008 to November 2013. Mr. Mathy holds a B.A. in marketing from the University of Wisconsin-Oshkosh and attended the University of Michigan, Executive Program in 1993. Our Board believes Mr. Mathy’s experience in the telecommunications industry qualifies him to serve on our Board.

Simon Paris, age 50, On February 13, 2020, our Board of Directors unanimously appointed Simon Paris as a member of our Board of Directors, effective immediately, to hold office until our 2021 annual meeting of stockholders and his successor has been duly elected and qualified or his earlier death, resignation or removal. Mr. Paris has served as Chief Executive Officer at Finastra, one of the largest global financial technology companies, since June 2018. He was Finastra’s President and Deputy Chief Executive Officer from June 2017 to June 2018, and joined Finastra as President in June 2015. Previously, Mr. Paris was President, Industry Cloud at SAP, a global enterprise resource planning software company, from June 2007 to June 2015.

Directors Continuing in Office Until the 2022 Annual Meeting

Richard D’Amore, age 66, has served as a member of our Board since April 2015. Mr. D’Amore has been a General Partner of North Bridge Venture Partners, an early-stage venture capital and growth equity firm, since its inception in 1994. Mr. D’Amore has served as a member of the board of directors of Veeco Instruments, Inc., a developer and manufacturer of electronics equipment, since 1990. Mr. D’Amore holds a B.S. in business from Northeastern University and an M.B.A. from Harvard Business School. Our Board believes that Mr. D’Amore’s broad entrepreneurial experience and his extensive service on public company boards qualify him to serve on our Board.

Bruns Grayson, age 72, has served as a member of our Board since 2011. Mr. Grayson is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm’s venture capital partnerships since 1983. Since December 2017, Mr. Grayson has served as a member of the board of directors of Ribbon Communications Inc., a provider of network solutions. Mr. Grayson holds a B.A. in history from Harvard College, an M.A. in politics and philosophy from Oxford University and a J.D. from the University of Virginia Law School. Our Board believes that Mr. Grayson’s experience investing in technology business and his service on numerous private and public company boards qualify him to serve on our Board.

David Meredith, age 48, has served as our Chief Executive Officer and a member of our Board since July 2019. Mr. Meredith joined Everbridge from Rackspace Inc., a global managed cloud computing company, where he served as Chief Operating Officer from November 2018 to June 2019, Chief Operating Officer and Chief Product Officer from August 2017 to November 2018, and Group President from May 2017 to August 2017. Prior to that, Mr. Meredith served as the President of Global Data Center Hosting at CenturyLink, Inc., a global communications technology company, from May 2016 to May 2017, and as Senior Vice President and Global General Manager from May 2013 to May 2016. Mr. Meredith has a master's degree from the University of Virginia and a Bachelor of Business Administration in Corporate Finance from James Madison University Our Board believes that Mr. Meredith’s business expertise and his insight into corporate matters as our Chief Executive Officer qualify him to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Messrs. and Mmes. D’Amore, Dean, Grayson, Mathy, Paris, and Rowlands, representing six of our eight directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Transactions with Related Persons.”

Board Leadership Structure

Our Board is currently chaired by Mr. Ellertson. Mr. Ellertson previously served in the combined role of Chairman of the Board and Chief Executive Officer, until Mr. Meredith joined Everbridge in 2019 as Chief Executive Officer.

Our corporate governance guidelines provide that one of our independent directors shall serve as a lead independent director at any time when an independent director is not serving as the Chairman of the Board. Our Board has appointed Mr. Grayson to serve as our lead independent director. As lead independent director, Mr. Grayson presides over periodic meetings of our independent directors, coordinates activities of the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Executive Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met eight times during 2019. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2019 for each of the Board committees:

Name(1)	Audit	Compensation	Nominating and Corporate Governance
Richard D’Amore	X
Alison Dean	X*
Bruns Grayson		X	X*
Kent Mathy	X	X
Sharon Rowlands		X*	X
Total meetings in fiscal 2019	11	8	1

*	Committee Chairperson
(1)	Simon Paris was elected to the Board of the Directors in February 2019 and appointed to the Nominating and Corporate Governance Committee in February 2020.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the Company’s independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or disapproves transactions between the Company and any related persons; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Ms. Dean, Mr. D’Amore, and Mr. Mathy. The Audit Committee met 11 times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders in the investor relations section of our website.

Our Board has determined that each of Ms. Dean, Mr. D’Amore, and Mr. Mathy are independent directors under Nasdaq listing rules and under Rule 10A-3 under the Exchange Act.

The Board has also determined that Ms. Dean and Mr. D’Amore each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Dean and Mr. D’Amore’s level of knowledge and experience based on a number of factors, including their formal education and experience. This designation does not impose on Ms. Dean or Mr. D’Amore any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,

Alison Dean

Richard D’Amore

Kent Mathy

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Ms. Rowlands and Messrs. Grayson and Mathy. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met eight times during 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders in the investor relations section of our website.

The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:

•

reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;
•	evaluating and approving the compensation plans and programs advisable for us, as well as evaluating and approving the modification or termination of existing plans and programs;
•

establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management; and

•	administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee has engaged FW Cook (the “Consultant”), a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed the Consultant’s independence and determined that the Consultant has no conflicts of interest in connection with its provision of services to the Compensation Committee. Specifically, the Compensation Committee engaged the Consultant in 2019 to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers against compensation for similarly situated executives at our peer group companies. Our management does not have the ability to direct the Consultant’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first or fourth quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Executive Chairman and the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Executive Chairman and the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.

The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2019 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,

Sharon Rowlands, Chair

Bruns Grayson

Kent Mathy

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board and developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee is currently composed of three directors: Messrs. Grayson and Paris and Ms. Rowlands. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met once during 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the investor relations section of our website.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803 at least 90 days, but no more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Stockholder communications will be reviewed by the Corporate Secretary of the Company, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Ethics

We have adopted the Everbridge, Inc. Code of Business Conduct that applies to all of our officers, directors, employees and independent contractors. The Code of Business Conduct is available in the investor relations section of our website. If we make any substantive amendments to the Code of Business Conduct or we grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed in the investor relations section of our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since August 2018.  Prior to that, KPMG LLP served as our independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2019 and December 31, 2018 from Ernst & Young LLP.

	Fiscal Year Ended December 31,
	2019	2018
Audit Fees(1)	$1,884,860	$1,259,235
Audit-related Fees	—	—
Tax Fees(2)	183,855	—
All Other Fees(3)	405,237	—
Total Fees	$2,473,952	$1,259,235

(1)

Represents fees for professional services and expenses provided in connection with the respective fiscal year related to the annual audit of the Company’s consolidated financial statements, including an assessment of the effectiveness of our internal controls over financial reporting, the review of our quarterly financial statements, consultations on accounting matters directly related to the audit, comfort letters, consents, assistance with and review of documents filed with the SEC, and statutory audit services.

(2)	Represents fees billed for professional services provided for tax compliance, advice and planning.

(3)

All other fees consist of permitted services other than those that meet the criteria above and include certain advisory services related to the Company’s issuance of $450 million aggregate principal amount of 0.125% convertible senior notes due December 15, 2024.

All auditor fees must be approved by our Audit Committee and all fees described above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, the result will not be binding on the Board or Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory (non-binding) approval of Proposal 3 requires the approval of the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of April 3, 2020.

Name	Title
David Meredith	Chief Executive Officer
Jaime Ellertson	Executive Chairman of the Board of Directors
Patrick Brickley	Senior Vice President, Chief Financial Officer and Treasurer
Vernon Irvin	Chief Revenue Officer
James Totton	Chief Operations Officer
Ajay Nigam	Chief Product Officer
Elliot J. Mark	Senior Vice President, General Counsel and Corporate Secretary
Imad Mouline	Senior Vice President and Chief Technology Officer
Phillip Huff	Chief Accounting Officer and Corporate Controller

David Meredith. Biographical information for Mr. Meredith is included above with the director biographies under the caption “Directors Continuing in Office Until the 2022 Annual Meeting.”

Jaime Ellertson. Biographical information for Mr. Ellertson is included above with the director biographies under the caption “Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting.”

Patrick Brickley, age 43, has served as our Chief Financial Officer since March 2019. Mr. Brickley joined Everbridge in May 2015 as Vice President of Finance and was promoted to Vice President of Finance and Accounting in 2017. Prior to joining Everbridge, from April 2011 until May 2015, Mr. Brickley served in roles as a Finance Manager and Controller at Google, a provider of online search and advertising. Mr. Brickley holds a B.S. in Accounting from Lehigh University and an M.B.A. from The University of Chicago, Booth School of Business.

Vernon Irvin, age 58, joined Everbridge in September 2019 as our Chief Revenue Officer. Mr. Irvin joined Everbridge from Syniverse, a telecommunications technology company, where he served as Head of Global Enterprise Business Development from May 2019 to August 2019. Prior to that, he worked at the telecommunications company CenturyLink, where he served as Executive Vice President of Local Government, Medium and Small Business from November 2017 to May 2019, and as Senior Vice President of Small and Midsize Business from March 2014 to May 2019. Mr. Irvin has a Bachelor of Science degree in Information Sciences from the University of Cincinnati.

James Totton, age 64, joined Everbridge in February 2018 as our Executive Vice President of Product Management, Engineering and Operations. From April 2010 to January 2018, he served as Vice President and General Manager of the Platforms Business Unit at Red Hat, an open source solutions provider.

Ajay Nigam, age 58, joined Everbridge in January 2020 as our Chief Product Officer. Prior to joining Everbridge, he served as General Manager – Identity and CASB at Symantec (now known as NortonLifeLock, Inc.), a cybersecurity software and services corporation, from June 2019 to January 2020. Prior to that, he served CEO of ID Analytics, a Symantec company from February 2017 to June 2019. Mr. Nigam served as Senior Vice President – Products at Brightpoint Security, formerly Vorstack (acquired by ServiceNow), a cybersecurity software company, from August 2015 to June 2016. He was the Chief Product Officer at CipherCloud, Inc., a cloud security software company from June 2014 to June 2015, and at Marble Security, Inc. (acquired by Proofpoint), a cybersecurity company, from August 2011 to July 2015.

Elliot J. Mark, age 54, has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2015. From September 2010 to November 2015, Mr. Mark served as Vice President and General Counsel of Northern Power Systems Corp., a designer and manufacturer of wind turbines and power converters. Mr. Mark holds a B.A. in international relations from Wesleyan University and a J.D. from Georgetown University Law Center.

Imad Mouline, age 49, has served as our Senior Vice President and Chief Technology Officer since September 2011. Mr. Mouline holds an S.B. in Management Science / Information Technology from the Massachusetts Institute of Technology.

Phillip Huff, age 58, has served as our Chief Accounting Officer since January 2020. Mr. Huff joined Everbridge in June 2015 as Vice President and Corporate Controller. From March 2008 until March 2015, he worked at Blackboard Inc., an educational technology company, where he served as a Senior Director of Finance. Mr. Huff holds a B.S. in accounting theory and practice from California State University, Northridge.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2020 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 34,342,995 shares of common stock outstanding as of March 24, 2020. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable 60 days after March 31, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or greater stockholders:
Alger Associates, Inc.(1)	1,963,466	5.7%
The Bank of New York Mellon Corporation(2)	1,871,648	5.5%
BlackRock Inc.(3)	2,477,413	7.2%
FMR, LLC(4)	3,568,212	10.4%
Select Equity Group, L.P.(5)	2,680,301	7.8%
The Vanguard Group(6)	3,352,301	9.8%
Named executive officers and directors:
Jaime Ellertson(7)	113,795	*
David Meredith	—	*
Patrick Brickley	—	*
Kenneth S. Goldman	—	*
Vernon Irvin	—	*
Imad Mouline	28,484	*
Phillip Huff(8)	2,227	*
Richard D’Amore	—	*
Alison Dean	1,650	*
Bruns Grayson(9)	74,892	*
Kent Mathy(10)	20,000	*
Simon Paris	—	*
Sharon Rowlands	1,650	*
All current executive officers and directors as a group (15 persons) (11)	258,047	*

*	Represents beneficial ownership of less than 1%.

(1)	The address of Alger Associates, Inc. is 360 Park Avenue South, New York, NY 10010. The information shown is based on a Schedule 13G filed on February 14, 2020 by Alger Associates, Inc.
(2)

The address of The Bank of New York Mellon Corporation is 240 Greenwich Street, New York, NY 10286.  The information shown is based on a Schedule 13G filed on February 5, 2020 by The Bank of New York Mellon Corporation.

(3)	The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055. The information shown is based on a Schedule 13G/A filed on February 10, 2020 by BlackRock, Inc.
(4)	The address of FMR is 245 Summer Street, Boston, MA 02210. The information shown is based on a Schedule 13G/A filed on February 7, 2020 by FMR.
(5)	The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, NY 10003. The information shown is based on a Schedule 13G filed on February 8, 2020 by Select Equity Group, L.P.
(6)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information shown is based on a Schedule 13G filed on February 11, 2020 by The Vanguard Group.
(7)	Includes 20,296 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2020.
(8)	Includes 196 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2020.
(9)	Includes 24,892 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2020.
(10)	Consists of 20,000 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2020.
(11)	Includes 74,234 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2020.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year that ended on December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except for one late filing by each of Messrs. Ellertson, Grayson, Mouline, Mark, and Huff, and two late Form 4 filings by Mr. Totton.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal 2019 for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2019, referred to as our “named executive officers.”

Our named executive officers for fiscal 2019 were:

Name	Position
David Meredith	Chief Executive Officer (principal executive officer beginning July 2019)
Jaime Ellertson	Executive Chairman of the Board of Directors (principal executive officer until July 2019)
Patrick Brickley	Chief Financial Officer (principal financial officer beginning March 2019)
Kenneth S. Goldman	Former Chief Financial Officer (principal financial officer until March 2019)
Vernon Irvin	Chief Revenue Officer
Imad Mouline	Senior Vice President and Chief Technology Officer
Phillip Huff	Chief Accounting Officer and Corporate Controller

Executive Summary

Summary of Fiscal 2019 Performance

For our fiscal year ended December 31, 2019, we achieved strong growth and significantly improved business results that provide context for stockholders reviewing our executive compensation disclosures, including:

•	Total revenue was $200.9 million, an increase of 37% compared to $147.1 million for 2018.
•	Net Loss was $(52.3) million, compared to $(47.5) million in 2018.
•	Adjusted EBITDA (as defined below) was $5.7 million, compared to $(2.7) million in 2018.
•	Total bookings were $229.0 million, an increase of 38% compared to $166.2 million for 2018.

Revenue, adjusted EBITDA, bookings and certain other corporate performance measures such as product development, market performance, infrastructure initiatives and personnel development, are each elements of our management incentive plan for fiscal year 2019. Adjusted EBITDA is a non-GAAP financial measure that is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”).

Adjusted EBITDA represents our net loss before interest and investment income, net interest expense, provision for income taxes, depreciation and amortization expense, loss on extinguishment of convertible notes and stock-based compensation expense. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding the allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions, and helps our Board of Directors make decisions about compensation for our named executive officers. Adjusted EBITDA is not a measure calculated in accordance with GAAP. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020, for a more detailed discussion of our fiscal 2019 financial results and, beginning on page 62 in the “Management’s Discussion and Analysis” section of that Annual Report on Form 10-K.  See Appendix A of this Proxy Statement for a reconciliation of Adjusted EBITDA to net loss, which is the most directly comparable financial measure calculated in accordance with GAAP.

Fiscal 2019 Executive Compensation Highlights

The important features of our executive compensation program for fiscal 2019 include the following:

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A substantial portion of executive pay is tied to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2019, 97% of our Chief Executive Officer’s target total compensation and an average of 90% of our other named executive officers’ target total compensation was linked to performance.

CEO 2019 Target Pay Mix	NEO 2019 Avg. Target Pay Mix

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Executive compensation levels are generally at or below the midpoints of market ranges. Our compensation programs are designed to provide competitive pay levels to attract, motivate and retain top talent. Our 2019 total direct compensation levels are generally between the 25th and 50th percentiles of our peer group companies.

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Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual financial and performance objectives established each year.

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We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of our named executive officer compensation package. Through the middle of 2017, we had historically granted equity awards in the form of stock options and we consider stock options performance-based because they provide value only if the market price of our stock increases, and if the executive officer continues in our employment over the term of the option. Beginning in the middle of 2017, instead of granting stock options, we began granting restricted stock unit awards (“RSUs”) and performance-based stock unit awards (“PSUs”) in order to alter our equity award mix. We believe our RSU and PSU awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•	We do not provide our executive officers with any tax reimbursement payments (including excise tax “gross-ups”) on any benefits.
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We do not provide executive fringe benefits or perquisites to our executives, such as car allowances, club memberships or financial planning advice, or any benefits to executives that are not generally available to all employees.

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We do not provide our executive officers with any special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

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Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess the Company’s individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

•	The equity awards granted to our executive officers have multiple-year vesting requirements, consistent with our retention objectives.
•	We prohibit hedging and pledging of Company stock.

2019 Say on Pay Results – Overwhelming Support

We held a stockholder advisory vote on executive compensation in 2019, commonly referred to as a “say-on-pay vote,” which resulted in overwhelming approval by over 98% of our stockholders voting on the advisory proposal. We take the views of our stockholders seriously, and view this vote result as an indication that the principles of our executive compensation program are strongly supported by our stockholders.  We also held a stockholder advisory vote on the frequency with which we should hold a stockholder advisory vote on executive compensation, and our stockholders indicated their approval of the Board’s recommendation that we solicit a say-on-pay vote on an annual basis.  We have adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this annual meeting.  A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2025.

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•	attract, retain and reward highly qualified executives;
•	provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;
•	align our executives’ interests with those of our stockholders; and
•	link pay to company performance.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan, an ability to participate in our employee stock purchase plan and participation in employee benefit plans.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, we historically have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board to assist with the Board’s oversight responsibilities with respect to the Company’s compensation policies, plans and programs, administration of the Company equity plans, and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” of this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, but typically grants equity awards at a regularly scheduled meeting.

Our Compensation Committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance bonuses, equity compensation and other compensation-related matters outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.

From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board meetings.

Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings; however, our Chief Executive Officer is not present during decisions regarding his compensation.

Our legal, finance, and human resources departments work with our Chief Executive Officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Prior to and during 2019, the Compensation Committee retained FW Cook as its compensation consultant. Each year, FW Cook develops a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid the Compensation Committee in making executive pay decisions. FW Cook also conducted market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers. FW Cook also conducted a review of our director compensation policies and practices.

The Compensation Committee has analyzed whether the work of FW Cook as a compensation consultant raised any conflicts of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our Compensation Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook, does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed FW Cook to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for top talent.

In 2019, FW Cook proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers based on our Company’s industry focus and size (based on employee headcount, revenues and market capitalization). Specifically, based on input from the Compensation Committee, FW Cook compiled a list of software industry companies that are generally 1.3x – 3.0x our revenue and 0.7x – 2.3x our market capitalization, with consideration given to 3-year average sales growth rates. The peer group used by the Compensation Committee in making executive pay decisions for 2019 was as follows:

2U, Inc	Paylocity Holding Corp.
Alarm.com Holdings, Inc.	Q2 Holdings, Inc.
AppFolio, Inc.	Qualys, Inc.
Coupa Software Incorporated	Rapid7, Inc.
Five9, Inc.	Talend S.A.
Instructure, Inc.	Varonis Systems, Inc.
Mimecast Limited	Workiva, Inc.
MINDBODY, Inc.

Using data compiled from the public filings of these peer companies, which we refer to as peer data, FW Cook completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2019. FW Cook prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of our executive officers. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed this market data as a helpful reference point in making 2019 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions.

2019 Executive Compensation Program

The compensation program for our named executive officers consists of the following elements, each of which serves a different function, as described in more detail below:

•	base salary;
•	annual cash incentive compensation; and
•	long-term equity incentive awards.

Base Salary

We provide a base salary to provide financial stability and security through a fixed amount of cash for performing job responsibilities. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather, base salaries are determined based on a number of factors, including each executive officer’s individual performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry and the overall performance of our Company, and by reference, in part, to market data provided by our independent compensation consultant.

In March 2019, the Compensation Committee reviewed the base salaries of our executive officers, including the named executive officers. With respect to our named executive officers, the Compensation Committee determined that it would be appropriate for their base salary levels to be increased or remain unchanged (except for Mr. Goldman, who retired in March 2019) as follows:

Executive	2018 Base Salary	2019 Base Salary	Percentage Increase / (Decrease) in Base Salary from December 31, 2018
David Meredith	—	$450,000	—
Jamie Ellertson	$400,000	400,000	0%
Patrick Brickley	224,950	290,000	29%
Kenneth Goldman(1)	309,750	309,750	0%
Vernon Irvin	—	325,000	—
Imad Mouline	291,500	291,500	0%
Phillip Huff	207,425	240,000	16%

(1)	Mr. Goldman ceased to be our Senior Vice President, Chief Financial Officer and Treasurer on March 1, 2019. As a result, only a portion of his base salary was paid in 2019.

Annual Cash Incentive Compensation

In March 2019, the Compensation Committee approved the adoption of the 2019 Everbridge Management Incentive Plan (the “2019 Bonus Plan”). All of our executive officers, including the named executive officers, were eligible to participate in the 2019 Bonus Plan. The 2019 Bonus Plan provides for the opportunity to earn cash bonus payments based upon the attainment of certain corporate, financial and operational measures or objectives during the fiscal year (“Corporate Performance Objectives”). Target bonus amounts are reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. The Corporate Performance Objectives consist of a combination of performance objectives related to revenue, bookings, adjusted EBITDA and other corporate performance measures, such as product development, market performance, infrastructure initiatives, and personnel development. The 2019 Bonus Plan is designed to motivate and reward executives for the attainment of company-wide performance goals. Each executive officer has an annual target annual performance bonus opportunity that corresponds to achievement of 100% of the Corporate Performance Objectives. The Compensation Committee set threshold achievement levels for the Corporate Performance Objectives. The Corporate Performance Objectives are measured at the end of each year after our financial statements have been approved. If the Corporate Performance Objectives are met, payments are made as soon as practicable following the end of each year, but not later than May of that year. Subject to the rights contained in any agreement between us and the applicable executive, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment.

In determining the bonus opportunity, the Compensation Committee weighed the Corporate Performance Objectives based on the following ratios set forth in the table below. The Performance Achievement for each of these Corporate Performance Objectives was as follows:

Performance Objectives	Threshold	Percentage Weight For Total Bonus Pool	Performance Achievement for 2019
Total Bookings	95%	50%	50%
Revenue	98%	20%	20%
Adjusted EBITDA	75%	20%	16%
Other corporate performance measures	75%	10%	2%
Total		100%	88%

The annual cash bonus targets under the 2019 Bonus Plan for the named executive officers and the bonus amounts paid are as follows:

Executive	Target Bonus	Performance Achievement for 2019	Bonus Amount Paid
David Meredith	$325,000	88%	$286,000
Jamie Ellertson	325,000	86%	279,500
Patrick Brickley	90,000	100%	90,000
Kenneth Goldman(1)	—	0%	-
Vernon Irvin	235,000	88%	206,800
Imad Mouline	110,000	88%	96,800
Phillip Huff	60,000	90%	54,000

(1)	Mr. Goldman retired in March 2019 and was not eligible for a payout under the 2019 Bonus Plan.

The annual cash bonus awards earned by our named executive officers for fiscal 2019 performance are also set forth in the Summary Compensation Table below.

Long-Term Incentive Awards

We have established a long-term equity incentive program to align the interests of our executives with those of our stockholders and to incentivize our executives to achieve long-term corporate objectives. In addition, our Compensation Committee believes that a competitive long-term incentive program is a critical tool in attracting, motivating and retaining the talent needed to achieve our strategic objectives and grow stockholder value. Our Compensation Committee also considers the vesting conditions on these awards to serve an important retention function for our named executive officers.

Prior to the middle of 2017, long-term equity incentive awards to our executive officers had been primarily in the form of stock options, which have an exercise price not less than the fair market value of our common stock on the date of grant. Beginning in the middle of 2017, instead of granting stock options, we began granting RSU and PSU awards in order to alter our equity award mix. This shift also enabled the Compensation Committee to use a more readily ascertainable market value of long-term equity incentive awards granted to named executive officers in making decisions about how to properly incentivize our named executive officers as compared to their peer group. We believe our RSU and PSU awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

Equity grants for 2019 were made by the Board to our named executive officers over the course of 2019, and the terms of these awards, including vesting schedules, are described in more detail in the table entitled “Grants of Plan-Based Awards.”

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RSUs.  For 2019, we continued to grant a portion of equity awards to our named executive officers as time-vested RSUs, as shown in more detail in the chart below. Our Compensation Committee views RSU awards as an important retention tool, as they are subject to vesting over a three period for refresh grants or a four year period for new hire grants, subject to continuous service with us, and provide a more reliable return when our stock experiences volatility than stock options.

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PSUs. For 2019, we also granted PSUs to our named executive officers. For each PSU granted (the “PSU Grant”), up to 62.5% of the PSU Grant becomes eligible to vest after the second anniversary of the grant date based on the compound annual growth rate (“CAGR”) achieved by the Company during the eight fiscal quarters preceding the then most recent fiscal quarter, and up to an additional 62.5% of the PSU Grant becomes eligible to vest at the end of the fiscal quarter after the third anniversary of the grant date based on the CAGR achieved during the 12 fiscal quarters preceding the then most recent fiscal quarter. The vesting of each PSU Grant is subject to continued service with the Company.

The number of shares of our common stock granted to our named executive officers in 2019 in the form of RSUs and PSUs are shown in more detail in the chart below. For more information on these awards, see “Grants of Plan-Based Awards in Fiscal 2019” below.

Name	Number of Shares Subject to RSU Awards	Number of Shares Subject to PSU Awards
David Meredith(1)	100,000	100,000
Jaime Ellertson	—	—
Patrick Brickley(2)	63,762	63,761
Kenneth S. Goldman	—	—
Vernon Irvin(3)	50,000	50,000
Imad Mouline	—	11,624
Phillip Huff(4)	5,370	5,369

(1)	Mr. Meredith joined the Company in July 2019, and these RSUs and PSUs were granted in connection with his hiring by the Company.
(2)	Mr. Brickley was promoted to Chief Financial Officer in March 2019, and 50,000 RSUs and 50,000 PSUs were granted in connection with this promotion.
(3)	Mr. Irvin joined the Company in September 2019, and these RSUs and PSUs were granted in connection with his hiring by the Company.
(4)	Mr. Huff was promoted to Chief Accounting Officer in February 2019, and 5,000 RSUs and 5,000 PSUs were granted in connection with this promotion.

Other Features of Our Executive Compensation Program

Employment Agreements

The initial terms and conditions of employment for each of our named executive officers are set forth in employment offer letters and employment agreements. The terms of these letters and agreements are described in greater detail in the section titled “—Employment Arrangements—Agreements with our Named Executive Officers” below. Each of our named executive officers is an at-will employee.

Severance and Change in Control Benefits

Our offer letter and employment agreements with each of our named executive officers contain severance and change in control terms. Each of these agreements provides for severance payments and benefits (cash payments, payments for COBRA premiums and equity award acceleration) upon a termination of employment without cause or a resignation for good reason, either alone or following a change in control transaction.  We do not provide any tax payments or “gross ups” in connection with a severance or change in control transaction.  The Compensation Committee reviewed these severance payments and benefits to ensure that the payments and benefits remain appropriately structured and at reasonable levels.  The Compensation Committee believes that these severance protections are necessary to provide stability among our executive officers, important from a retention perspective, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.  A more detailed description of our named executive officer severance and change in control payments and benefits is provided below under “Potential Payments upon Termination or Change in Control.”

Each of our named executive officers holds stock options, RSUs and/or PSUs under our equity incentive plans that were granted subject equity award agreements. A description of the termination and change of control provisions in such equity incentive plans and equity award agreements is provided below under “Potential Payments upon Termination or Change in Control.”

401(k) Plan, Employee Stock Purchase Plan, Welfare and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2019, we matched 50% of employee contributions, up to the first 4% of eligible employee deferrals per calendar year for each employee.   Employee contributions are immediately and fully vested. Company matching contributions vest ratably over three years. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our 2016 Employee Stock Purchase Plan (“ESPP”). Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to the lesser of $25,000 or 15% of the participant’s base compensation for that year to purchase our stock at a 15% discount to the market price, subject to specified limits.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do, however, pay the premiums for term life insurance and disability insurance, make matching contributions to our 401(k) plan, and allow participation in our ESPP, subject to certain limitations, for all of our employees, including our named executive officers. None of our named executive officers individually received perquisites or other personal benefits in fiscal 2019 that were, in the aggregate, $10,500 or more.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation

Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Due to the effects of tax reform, the historical exemption for performance-based compensation will be available only for certain prior “grandfathered” arrangements, and we will continue to review related guidance from the Internal Revenue Service as it becomes available, including the proposed regulations released by the Internal Revenue Service. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Other Compensation Policies and Practices

Equity Awards Grant Delegation Policy

The Compensation Committee has delegated authority to our Chief Executive Officer to grant equity awards to our employees (other than our executive officers), subject to the terms and conditions of an equity awards grant delegation policy. Such awards may be granted on scheduled grant dates to newly-hired employees or to existing employees in connection with a promotion or in recognition of their contributions to the Company. In each instance, the policy provides for a limitation on the maximum size of any such awards.

Stock Ownership Guidelines

In March 2020, the Board adopted equity ownership guidelines to further align the interests of our senior management and directors with those of our stockholders. Under the guidelines, executives are expected to hold common stock in an amount ranging from three times base salary for our Chief Executive Officer and our Executive Chairman, to two times base salary for our other executive officers. Our directors are also expected to hold common stock in an amount equal to three times their current cash retainer fee for Board service.

For purposes of these guidelines, stock ownership includes shares for which the executive or director has direct or indirect ownership or control, but does not include unvested restricted stock units or unvested stock options. Executives and directors are expected to meet their ownership guidelines within two years of becoming subject to the guidelines. All executives and directors are currently meeting or are working to achieve these ownership targets within the two-year time period.

Compensation Recovery or Clawback Policy

In March 2020, the Board adopted a clawback policy that provides the Board discretion to reduce the amount of future compensation (both cash and equity) payable to an executive officer of the Company for excess proceeds from incentive compensation received by such executive officer due to a material restatement of financial statements. The clawback period is the three-year period following the filing of any such restated financial statements with the SEC.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS

The Compensation Committee has reviewed our compensation policies and practices, in consultation with FW Cook and counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of RSU or PSU grants) prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, our insider trading policy and prohibition against hedging and pledging of our stock protects against short-term decision making. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information in accordance with SEC rules regarding compensation of our named executive officers as of December 31, 2019.

Name and Principal Position	Year	Base Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-equity Incentive Plan Compensation (3)	All other compensation		Total Compensation
David Meredith (4) Chief Executive Officer	2019	$216,345	$245,000	(11)	$19,784,000	$—	$286,000	$5,270		$20,536,615

Jaime Ellertson(5)	2019	400,000	—		—	—	279,500	2,375		681,875
Executive Chairman of the Board	2018	400,000	—		5,683,700	—	281,600	—		6,365,300
	2017	322,115	—		615,665	1,009,317	272,000	—		2,219,097

Patrick Brickley(6) Chief Financial Officer	2019	290,000	—		7,071,232	—	90,000	360		7,451,592

Kenneth S. Goldman(7)	2019	14,077	—		—	—	—	1,005		15,082
Former Chief Financial Officer	2018	305,779	—		—	—	116,820	6,345		428,944
	2017	284,616	—		233,953	242,856	112,838	6,399		880,662

Vernon Irvin(8) Chief Revenue Officer	2019	110,000	90,000	(12)	7,057,000	—	206,800	536		7,464,336

Imad Mouline (9)	2019	291,500	—		1,001,988	—	96,800	551		1,390,839
Chief Technology Officer	2018	287,058	—		1,028,125	—	96,800	10,091	(13)	1,422,074

Phillip Huff (10)	2019	240,000	—		1,001,989	—	54,000	6,070		1,302,059
Chief Accounting Officer

(1)

This column reflects the full grant date fair value of stock awards granted during the year as measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) as stock-based compensation in our consolidated financial statements. This column includes both RSUs and PSUs. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing the stock awards are described in note (11) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)

This column reflects the full grant date fair value of option awards granted during the year as measured pursuant to ASC 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note (11) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

Amounts are performance-based cash bonus awards earned and approved by the compensation committee for their respective fiscal years. These awards are described in more detail above in the section entitled “2019 Executive Compensation Program – Annual Cash Incentive Compensation.”  Amounts for fiscal year 2019 represent amounts earned by the named executive officers during 2019 pursuant to our 2019 Bonus Plan and paid in 2020. Amounts for fiscal year 2018 represent amounts earned by the named executive officers during 2018 pursuant to our 2018 Bonus Plan and paid in 2019.  Amounts for fiscal year 2017 represent amounts earned by the named executive officers during 2017 pursuant to our 2017 Bonus Plan and paid in 2018.

(4)	Mr. Meredith joined the Company in July 2019 and his annual base salary is $450,000.
(5)	Mr. Ellertson is also a member of our Board but did not receive any additional compensation in his capacity as a director.
(6)	Because Mr. Brickley was not a named executive officer in 2017 or 2018, his compensation for those years is not required to be reported.
(7)	Mr. Goldman retired as the Company’s Chief Financial Officer in March 2019.
(8)	Mr. Irvin joined the Company in September 2019 and his annual base salary is $325,000.

(9)	Because Mr. Mouline was not a named executive officer in 2017, his compensation for that year is not required to be reported.
(10)	Because Mr. Huff was not a named executive officer in 2017 or 2018, his compensation for those years is not required to be reported.
(11)	Includes a $100,000 signing bonus and $145,000 market adjustment payment paid to Mr. Meredith pursuant to his employment agreement.
(12)	Includes a $90,000 signing bonus paid to Mr. Irvin pursuant to his employment agreement.
(13)	Consists of Company contributions of $6,325 to a 401(k) plan for the benefit of Mr. Mouline and $3,766 for earnings related to Mr. Mouline’s participation in the Company’s ESPP.

CEO Pay Ratio

We are required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K to disclose the ratio of our median employee's annual total compensation to the annual total compensation of our principal executive officer. At the end of 2019, our principal executive officer was David Meredith, our chief executive officer. In 2019, Mr. Meredith’s combined annual total compensation (calculated on an annual basis) was $20,536,615, and for our median employee was $75,599, resulting in a pay ratio of approximately 272:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by aggregating for each applicable employee (a) the annual base salary for salaried employees (or, for hourly employees, the hourly pay rate multiplied by the estimated 2019 work schedule), (b) the target bonus for 2019, and (c) the accounting value of any equity awards granted during 2018 and then ranking this total compensation measure for our employees from lowest to highest. This calculation was performed for individuals employed by us on December 31, 2019, excluding our chief executive officer David Meredith, whether employed on a full-time, part-time or seasonal basis. Components of compensation paid in foreign currencies were converted to U.S. dollars based on 2019 average exchange rates. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards in Fiscal 2019

The following table shows certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2019 to our named executive officers.

Grants of Plan-Based Awards in Fiscal 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Type	Grant Date				(#)	(#)	(#)	(#)(3)	($)(4)
David Meredith	Cash Incentive Compensation		$—	$325,000	$325,000
	New Hire PSU Grant	7/25/2019				—	100,000	125,000		$9,892,000
	New Hire RSU Grant	7/25/2019							100,000	$9,892,000

Jaime Ellertson	Cash Incentive Compensation		$—	$325,000	$325,000

Patrick Brickley	Cash Incentive Compensation		$—	$90,000	$90,000
	Promotion PSU Grant	1/1/2019				—	62,500	78,125		$3,426,875
	Promotion RSU Grant	1/1/2019							62,500	$3,426,875
	Long-Term Incentive PSU Grant	8/30/2019				—	1,261	1,576		$108,698
	Long-Term Incentive RSU Grant	8/30/2019							1,261	$108,698

Kenneth S. Goldman	Cash Incentive Compensation		$—	$—	$—

Vernon Irvin	Cash Incentive Compensation		$—	$235,000	$235,000
	New Hire PSU Grant	10/24/2019				—	50,000	62,500		$3,528,500
	New Hire RSU Grant	10/24/2019							50,000	$3,258,500

Imad Mouline	Cash Incentive Compensation		$—	$110,000	$110,000
	Long-Term Incentive PSU Grant	8/30/19				—	11,624	14,530		$1,001,988

Phillip Huff	Cash Incentive Compensation		$—	$60,000	$60,000
	Promotion PSU Grant	2/14/2019				—	5,000	6,250		$324,300
	Promotion RSU Grant	2/14/2019							5,000	$324,300
	Long-Term Incentive PSU Grant	8/31/2019				—	369	461		$31,807
	Long-Term Incentive RSU Grant	8/31/2019							370	$31,894

(1)	Represents the possible performance-based cash incentive bonus awards pursuant to our 2019 Bonus Plan. Actual amounts of awards are set forth in the Summary Compensation Table above.

(2)

Represents the possible vesting of shares subject to PSU awards granted pursuant to our 2016 Equity Incentive Plan. These awards are described in more detail above in the section entitled “2019 Executive Compensation Program – Long Term Incentive Awards.”

(3)

Represents time-based RSUs granted under the 2016 Equity Incentive Plan. These awards are described in more detail above in the section entitled “2019 Executive Compensation Program – Long Term Incentive Awards.”

(4)

This column reflects the full grant date fair value of RSU and PSU awards granted during the year as measured pursuant to ASC 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note (11) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price(3) ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (4)	Market value of shares or units of stock that have not vested ($) (5)	Equity incentive plan awards: Number of unearned shares, units or rights that have not vested (#) (6)	Equity incentive plan awards: Market value of unearned shares, units or rights that have not vested ($) (5)
David Meredith	7/25/2019					100,000	$7,808,000	100,000	$7,808,000
Jaime Ellertson	7/15/2015	20,294	—	$13.63	7/15/2025
	8/1/2017					17,000	1,327,360	17,000	1,327,360
	12/7/2018					36,850	2,877,248	55,000	4,294,400
Patrick Brickley	11/16/2017					2,040	159,283
	2/15/2018	3,125	25,000	33.06	2/15/2028
	1/1/2019					62,500	4,880,000	62,500	4,880,000
	8/31/2019					1,262	98,537	1,262	98,537
Kenneth S. Goldman(7)		—	—	—	—	—	-	—	-
Vernon Irvin	10/24/2019					50,000	3,904,000	50,000	3,904,000
Imad Mouline	8/1/2017					7,650	597,312
	8/22/2018					5,862	457,705	8,750	683,200
	8/31/2019							11,624	907,602
Phillip Huff	7/15/2015	196		13.63	7/15/2025
	11/16/2017					1,275	99,552
	10/1/2018					1,206	94,164	1,800	140,544
	2/14/2019					5,000	390,400	5,000	390,400
	8/31/2019					370	28,890	369	28,812

(1)

Options vest over a four-year period as to 25% of the common stock underlying the option on the first anniversary of the date of grant and as to 75% of the common stock underlying the option in 12 equal quarterly installments at the end of each three-month period thereafter, subject to the individual’s continuous service through each vesting date. All of the option awards listed in the table above were granted under our 2016 Equity Incentive Plan, except for options granted to Mr. Ellertson prior to 2016, which were granted under our 2008 Equity Incentive Plan.

(2)	All of the stock awards listed in the table above were granted under our 2016 Equity Incentive Plan.
(3)

All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, which was based on the closing market price of our common stock as reported on the Nasdaq Global Market in the case of awards granted after our IPO, and which was determined in good faith by our Board with the assistance of a third-party valuation expert in the case of awards granted prior to our IPO.

(4)

RSU awards granted to new hires prior to 2019 vest over three years, with 33% of the shares of our common stock subject to the awards vesting on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date, and 34% on the third anniversary of the vesting start date. The Company changed the vesting provisions for RSU awards to new hires at the beginning of 2019, such that RSU awards granted to new hires vest over a period of 4 years, with 25% vesting on each anniversary of the vesting start date.

(5)	Represents the fair market value of the unvested stock units as of December 31, 2019 based upon the closing market price of our common stock of $78.08 per share.
(6)

Up to 62.5% of a PSU vests after the second anniversary of the grant date based on the compound annual growth rate (“CAGR”) achieved by the Company during the eight fiscal quarters preceding the then most recent fiscal quarter, and up to an additional 62.5% of the PSU grant becomes eligible to vest at the end of the fiscal quarter after the third anniversary of the grant date based on the CAGR achieved during the 12 fiscal quarters preceding the then most recent fiscal quarter. The number of shares shown is based upon achieving the maximum performance goals.

(7)	Mr. Goldman retired as the Company’s Chief Financial Officer in March 2019, and has no outstanding equity awards.

See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to equity awards held by our named executive officers.

Option Exercises and Stock Vested in Fiscal 2019

The following table shows the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options for the named executive officers during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
David Meredith	—	—	—	—
Jamie Ellertson	300,959	$15,564,674	34,650	$3,051,015
Patrick Brickley	23,515	865,659	1,980	170,676
Kenneth S. Goldman	23,098	1,277,769	12,730	965,952
Vernon Irvin	—	—	—	—
Imad Mouline	4,076	247,442	10,313	917,864
Phillip Huff	3,250	225,300	1,831	143,285

Pension Benefits and Deferred Compensation

None of our named executive officers participate, or have an account balance, in any qualified or non-qualified defined benefit plans or any deferred compensation plans sponsored by us.

Employment Arrangements

Below are written descriptions of our employment agreements with each of our named executive officers. Each of our named executive officers’ employment is “at will” and may be terminated at any time.

David Meredith. We entered into an employment arrangement with Mr. Meredith in July 2019 setting forth the terms of his employment. Mr. Meredith was entitled to an initial base salary of $450,000, prorated for any partial year of employment. Mr. Meredith also received a signing bonus of $100,000 which was paid within 30 days of his employment agreement signature date. He also received a market adjustment payment of $145,000 to assist him with the higher cost of living in the greater Boston area. The signing bonus and market adjustment payment are reimbursable in the event that Mr. Meredith voluntarily terminates his employment with us, not including termination for certain good reasons, within the first 12 months of employment. Mr. Meredith’s base salary will increase to $475,000, effective July 1, 2020, and he also is receiving an additional market adjustment and relocation bonus of $145,000, which is being paid monthly during calendar year 2020. Mr. Meredith is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $325,000 for 2019, which was not pro-rated for 2019. Mr. Meredith’s target annual performance bonus for 2020 is $350,000. Pursuant to his employment agreement, Mr. Meredith was granted an award of 100,000 RSUs and 100,000 PSUs. As an additional incentive, the Company will provide an additional grant in July 2020 of 15,000 RSUs and 15,000 PSUs if the Company has achieved cumulatively 95% or greater of its quarterly plan for each of his first four quarters as CEO. The RSUs will vest over three years at 33.3% per year, starting on the first anniversary of the last day of the month in which his employment start date occurred, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “2019 Executive Compensation Program – Long Term Incentive Awards.” Mr. Meredith’s employment agreement also provides for certain severance benefits, the terms of which are described below under “Potential Payments Upon Termination or Change of Control.”

Jaime Ellertson. We entered into an employment agreement with Mr. Ellertson in July 2012 setting forth the terms of his employment. Mr. Ellertson was entitled to an initial annual base salary of $250,000, which has been increased to $400,000. Mr. Ellertson is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $325,000 in 2019. Mr. Ellertson’s target annual performance bonus for 2020 is $325,000. Mr. Ellertson’s employment agreement also provides for certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Patrick Brickley. Upon his promotion to Senior Vice President, Chief Financial Officer, and Treasurer, we entered into an employment arrangement with Mr. Brickley in March 2019 setting forth the terms of his employment. Mr. Brickley was entitled to an initial base salary of $290,000, prorated for any partial year of employment. Mr. Brickley’s base salary will increase to $300,000, effective July 1, 2020. Mr. Brickley is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $90,000 in 2019. Mr. Brickley’s target annual performance bonus for 2020 is $90,000. Mr. Brickley was granted an award 62,500 RSUs. and 62,500 PSUs in January 2019. The RSUs will vest over three years at 33.3% per year, starting on the first anniversary of the last day of the month in which the RSUs were granted, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “2019 Executive Compensation Program – Long Term Incentive Awards.” Mr. Brickley’s employment agreement also provides for certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Vernon Irvin. We entered into an employment agreement with Mr. Irvin in August 2019 setting forth the terms of his employment. Mr. Irvin was entitled to an initial base salary of $325,000, prorated for any partial year of employment as well as a signing bonus of $90,000 which was paid within 30 days of his employment agreement signature date. The signing bonus is reimbursable in the event that Mr. Irvin voluntarily terminates his employment with us, not including termination for certain good reasons, within the first 12 months of employment Mr. Irvin is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $235,000 for 2019, which was not pro-rated for 2019. Mr. Irvin’s target annual performance bonus for 2020 is $325,000. Pursuant to the agreement, Mr. Irvin was granted an award of 50,000 RSUs and 50,000 PSUs. The RSUs will vest over four years at 25% per year, starting on the first anniversary of the last day of the month in which the RSUs were granted and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “2019 Executive Compensation Program – Long Term Incentive Awards.” Mr. Irvin’s employment agreement also provides for certain severance benefits, the terms of which are described below under “Potential Payments Upon Termination or Change of Control.”

Imad Mouline. We entered into an employment agreement with Mr. Mouline in July 2012 setting forth the terms of his employment. Mr. Mouline was entitled to an initial base salary of $190,000, which has most recently been increased to $291,500. Mr. Mouline is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $110,000 for 2018. Mr. Mouline’s target annual performance bonus for 2020 is $110,000. Mr. Mouline’s employment agreement also provides for certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change on Control.”

Phillip Huff. We do not have a written employment arrangement in place with Mr. Huff.  Mr. Huff is currently entitled to a base salary of $240,000. Mr. Huff’s base salary will increase to $252,400, effective July 1, 2020. Mr. Huff is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $60,000 in 2019. Mr. Huff’s target annual performance bonus for 2020 is $60,000. Mr. Huff was granted an award 5,000 RSUs. and 5,000 PSUs in February 2019. The RSUs will vest over three years at 33.3% per year, starting on the first anniversary of the last day of the month in which the RSUs were granted, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “2019 Executive Compensation Program – Long Term Incentive Awards.”

Potential Payments upon Termination

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary.

David Meredith. Pursuant to his employment agreement, if Mr. Meredith’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” he is entitled to (1) continued payment of his base salary for twelve months following his termination and (2) payment of premiums for continued health benefits under either the Company’s sponsored health care program, or COBRA, for twelve months. If Mr. Meredith’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If Mr. Meredith’s employment is terminated by the Company involuntarily other than for cause then, as a severance benefit, the Company shall continue to pay him an amount equal to 1/12th of his salary for a period of 3 months. In addition, if either his employment is terminated by the Company other than for cause, or if Mr. Meredith’s voluntarily terminates his employment for “good reason,” the Company will (a) continue to pay him 1/12th of his base salary for 12 months, (b) any pro-rated bonus earned to date per the Company's Management Incentive Plan, and (c) during the initial three-year employment term, any RSUs and PSUs that remain unvested as of such termination date will vest as to (i) a fraction of the then-unvested underlying shares of common stock equal to the number of months of full-time employment as of the date of employment termination divided by thirty-six, and (ii) 50% of all his unvested (as of the date of termination of employment after the acceleration) RSUs and PSUs. Mr. Meredith’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Meredith resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Jaime Ellertson. Pursuant to his employment agreement, if Mr. Ellertson’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” he is entitled to (1) continued payment of his base salary for twelve months following his termination and (2) payment of premiums for continued health benefits under either the Company’s sponsored health care program, or COBRA, for twelve months. If Mr. Ellertson’s employment with us ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of his base salary for six months following the termination of his employment. Mr. Ellertson’s benefits are conditioned, among other things, on his complying with his post- termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, if our company undergoes a change of control and Mr. Ellertson undergoes an involuntary termination of his employment with us or our successor within 12 months following such change of control, all of Mr. Ellertson’s outstanding stock options will vest as to 100% of the then-unvested underlying shares of common stock.

Patrick Brickley. Pursuant to his employment agreement, if Mr. Brickley’s employment ends due to his resignation for “good reason” or he is terminated by The Company other than for “cause,” he is entitled to payment for his health benefits under the Company’s sponsored health care program in which he was enrolled, or COBRA, for the severance period. If Mr. Brickley’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If Mr. Brickley’s employment is terminated by The Company involuntarily, other than for cause then, as a severance benefit, the Company will continue to pay him an amount equal to 1/12th of his salary for (A) six months, if and to the extent that his employment is terminated within 12 months following his commencement date; or (B) 12 months, if and to the extent that his employment is terminated more than 12 months following the commencement date. In addition, if either his employment is terminated by the Company other than for cause, or if Mr. Brickley voluntarily terminates his employment for “good reason” within 12 months following his hire date, one-third of his total RSU and PSU grant will vest fully. Mr. Brickley’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Brickley resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Vernon Irvin. Pursuant to his employment agreement, if Mr. Irvin’s employment ends due to his resignation for “good reason” or he is terminated by Everbridge other than for “cause,” he is entitled to payment for his health benefits under the Company’s sponsored health care program in which he was enrolled, or COBRA, for the severance period. If Mr. Irvin’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If Mr. Irvin’s employment is terminated by the Company involuntarily other than for cause then, as a severance benefit, the Company shall continue to pay him an amount equal to 1/12th of his salary (A) for 6 months, if and to the extent that his employment is terminated within 12 months following his commencement date; or (B) for 12 months, if and to the extent that his employment is terminated more than 12 months following the commencement date. In addition, if either his employment is terminated by the Company other than for cause, or if Mr. Irvin voluntarily terminates his employment for “good reason” within 12 months following his hire date, one-third of his total RSU and PSU grant will vest fully. Mr. Irvin’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Irvin resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Imad Mouline. Pursuant to his employment agreement, if Mr. Mouline’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” he is entitled to continued payment of his base salary for six months following his termination and (2) payment of premiums for continued health benefits under either the Company’s sponsored health care program, or COBRA, for six months. If Mr. Mouline’s employment with us ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of his base salary for three months following the termination of his employment. Mr. Mouline’s benefits are conditioned, among other things, on his complying with his post- termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, if our company undergoes a change of control, Mr. Mouline’s then outstanding stock options will vest as to (1) a fraction of the then-unvested underlying shares of common stock equal to the number of months of Mr. Mouline’s full-time employment with us divided by forty-eight, plus (2) 50% of the remaining then-unvested underlying shares of common stock, and Mr. Mouline’s then outstanding RSUs and PSUs will vest as to (1) a fraction of the then-unvested underlying shares of common stock equal to the number of months of Mr. Mouline’s full-time employment with us divided by thirty-six, plus (2) 50% of the remaining then-unvested underlying shares of common stock. In the event that, after giving effect to the accelerated vesting above, our successor does not assume or convert all of Mr. Mouline’s remaining unvested shares, or does not offer him equivalently valued options and equity incentives, Mr. Mouline’s outstanding stock options, RSUs, and PSUs will vest as to all of the then-unvested underlying shares of common stock. Furthermore, if our company undergoes a change of control and Mr. Mouline undergoes an involuntary termination of his employment with us or our successor within 12 months following such change of control, all of Mr. Mouline’s outstanding stock options will vest as to 100% of the then-unvested underlying shares of common stock.

Potential Payments upon Change of Control

For all executive officers, pursuant to the terms of their RSU and PSU grants, if our company undergoes a change of control, then the executive’s outstanding RSUs and PSUs will vest as to (1) a fraction of the then-unvested underlying shares of common stock equal to the number of months of their full-time employment with us divided by thirty-six, plus (2) 50% of the remaining then-unvested underlying shares of common stock. In the event that, after giving effect to the accelerated vesting above, our successor does not assume or convert all of the executive’s remaining unvested shares, or does not offer equivalently valued equity incentives, the executive’s outstanding RSUs, and PSUs will vest as to all of the then-unvested underlying shares of common stock.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our named executive officers would have been entitled had his employment terminated under the circumstances described in the preceding paragraphs, or had we undergone a change in control, on December 31, 2019.

The amounts in the following table also assume the closing price of our common stock on December 31, 2019, which was $78.08 per share. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation. The amounts in the following table do not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2019, such as vested stock options, or amounts the named executive officers were eligible to receive under our annual bonus plan with respect to fiscal 2019 performance which was paid in fiscal 2020.

Name	Event	Cash Severance	Maximum COBRA Subsidy	Value of Equity Acceleration (1)	Total
David Meredith	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination (2)	$450,000	$30,840	$2,168,889	$2,649,729
	Death or Disability	100,000	—	—	100,000
	Change of Control without Termination, Unvested Shares Assumed	—	—	8,892,444	8,892,444
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	15,616,000	15,616,000
	Involuntary Termination following a Change in Control	450,000	30,840	15,616,000	16,096,840
Jaime Ellertson	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination	400,000	30,840	—	430,840
	Death or Disability	200,000	—	—	200,000
	Change of Control without Termination, Unvested Shares Assumed	—	—	8,499,008	8,499,008
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	8,499,008	8,499,008
	Involuntary Termination following a Change in Control	400,000	30,840	8,499,008	8,929,848
Patrick Brickley	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination	145,000	15,420	3,372,093	3,532,513
	Death or Disability	72,500	—	—	72,500
	Change of Control without Termination, Unvested Shares Assumed	—	—	10,116,279	10,116,279
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	10,116,279	10,116,279

Name	Event	Cash Severance	Maximum COBRA Subsidy	Value of Equity Acceleration (1)		Total
	Involuntary Termination following a Change in Control	290,000	15,420	10,116,279		10,421,699
Vernon Irvin	Voluntary or For Cause Termination	—	—	—		—
	Not for Cause or “Good Reason” Termination	325,000	24,888	2,602,667	(3)	2,952,555	(3)
	Death or Disability	81,250	—	—		81,250
	Change of Control without Termination, Unvested Shares Assumed	—	—	4,120,889		4,120,889
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	7,808,000		7,808,000
	Involuntary Termination following a Change in Control	325,000	24,888	7,808,000		8,157,888
Imad Mouline	Voluntary or For Cause Termination	—	—	—		—
	Not for Cause or “Good Reason” Termination	72,875	12,444			85,319
	Death or Disability	72,875	—	—		72,875
	Change of Control without Termination, Unvested Shares Assumed	—	—	2,645,819		2,645,819
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	2,645,819		2,645,819
	Involuntary Termination following a Change in Control	72,875	—	2,645,819		2,718,694
Phillip Huff	Voluntary or For Cause Termination	—	—	—		—
	Not for Cause or “Good Reason” Termination	—	—	—		—
	Death or Disability	—	—	—		—
	Change of Control without Termination, Unvested Shares Assumed	—	—	1,172,761		1,172,761
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	1,172,761		1,172,761
	Involuntary Termination following a Change in Control	—	—	—		—

(1)

Pursuant to our employment agreements, the vesting of all stock awards, including options, RSUs and PSUs held by Messrs. Meredith, Ellertson, Brickley, Irvin, Mouline, and Huff will be accelerated in full in the event of their involuntary termination within 12 months following a change in control of the Company. The dollar amounts in this column represents (i) the difference in the closing price of our common stock on December 31, 2019 ($78.08) with respect to the outstanding unvested and unexercisable option shares as of December 31, 2019, minus the exercise price of the outstanding unvested and unexercisable option shares, plus (ii) the closing price of our common stock on December 31, 2019 ($78.08) multiplied by the number of accelerated restricted stock units and performance stock units.

(2)

If Mr. Meredith’s employment is terminated without cause or by him for “Good Reason”, he also shall be entitled to receive his prorated bonus earned to the date of termination under the Company’s Management Incentive Plan.

(3)	These estimated severance benefits expire as of September 3, 2020.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board during the year ended December 31, 2019 by our directors who were not also our employees. Jaime Ellertson, who served as our Chief Executive Officer until July 2019, and David Meredith, who has served as Chief Executive Officer since July 2019, are also members of our Board, but did not receive any additional compensation for their service as a director. Mr. Ellertson and Mr. Meredith’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.” Simon Paris was elected to our Board in February 2020 and did not receive any compensation in the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Richard D’Amore	$44,000	$247,300	$291,300
Alison Dean	50,000	247,300	297,300
Bruns Grayson	51,500	247,300	298,800
Kent Mathy	48,000	247,300	295,300
Simon Paris(2)	—	—	—
Sharon Rowlands	51,500	324,300	375,800

(1)

This column reflects the full grant date fair value of stock awards granted during the year as measured pursuant to ASC 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the non-employee director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note (11) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The table below shows the aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2019:

Name	Option Awards(a)	Stock Awards(b)
Richard D’Amore	—	2,500
Alison Dean	—	5,850
Bruns Grayson	24,892	2,500
Kent Mathy	20,000	—
Simon Paris	—	—
Sharon Rowlands	—	5,000

(a)	All options granted to the non-employee directors were fully vested as December 31, 2019.
(b)	Initial stock awards granted to the non-employee directors vest over a three year period. Awards granted to the non-employee director at each annual meeting vest on the anniversary of such grant.
(2)	Mr. Paris was appointed to the Board on February 13, 2020.

Non-Employee Director Compensation Policy

Our Board adopted a director compensation policy for non-employee directors. The policy provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director receives an annual board service retainer of $40,000. The chairperson of each of our audit committee, our compensation committee and our nominating and corporate governance committee receive additional annual committee chair service retainers of $10,000, $7,500 and $7,500, respectively. Other members of our audit committee, our compensation committee and our nominating and corporate governance committee receive additional annual cash retainers of $4,000 for each such committee of which they are a member. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, prorated for any partial quarters of service. We also reimburse all reasonable out- of-pocket expenses incurred by non-employee directors in attending meeting of our Board or any committee thereof.

In addition to cash compensation, each non-employee director is eligible to receive the RSUs pursuant to our 2016 Equity Incentive Plan. Each continuing non-employee director as of the date of each annual meeting of our stockholders will receive an annual grant of RSUs with a value of $115,000 based on the 30-day average closing price of our common stock on the Nasdaq Stock Market through December 31 in the prior year, which will vest in full on the earlier of the first anniversary of such grant date or the date of the next annual stockholders’ meeting, provided that the applicable non-employee director is, as of such vesting date, then a director of our company. Additionally, any new non-employee directors who are appointed to the Board of Directors are eligible for an initial grant of 5,000 RSUs, of which 33% vest on the first anniversary of the last day of the month of the date of grant, and the remainder vest in two equal annual installments thereafter, provided that at each vesting date, the director continues to serve on the Board of Directors. Any RSUs granted to a non-employee director pursuant to this policy will become fully vested upon a change in control, as long as such director is providing continuous service as of the date of such change in control. All equity awards under this policy will also be subject to the limitations on compensation payable to non-employee directors set forth in the 2016 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,038,174	(2)	$26.56	(3)	2,328,559	(4)(5)
Equity compensation plans not approved by security holders	—		—		—
Total	2,038,174		$26.56		2,328,559

(1)

These plans consist of our 2008 Equity Incentive Plan, our 2016 Equity Incentive Plan, and our 2016 Employee Stock Purchase Plan. No further grants were made under the 2008 Equity Incentive Plan after the completion of our initial public offering on September 21, 2016. Does not include purchase rights accruing under the 2016 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the applicable purchase period.

(2)	Consists of (i) 723,383 shares of common stock issuable upon exercise of outstanding options and (ii) 1,314,791 unvested RSUs and PSUs.
(3)	RSUs and PSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.
(4)

The number of shares of common stock reserved for issuance under the 2016 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through and including January 1, 2026, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2016 Equity Incentive Plan, an additional 1,015,459 shares were added to the number of available shares effective January 1, 2020.

(5)

The number of shares of common stock reserved for issuance under the 2016 Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through and including January 1, 2026, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 200,000 shares of our common stock or (iii) a lesser number of shares determined by our Board. Pursuant to the terms of the 2016 Employee Stock Purchase Plan, an additional 200,000 shares were added to the number of available shares effective January 1, 2020.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.

In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Except as described below, there have been no transactions since January 1, 2019 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive and Director Compensation.”

Employment Arrangements and Separation Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements with our named executive officers, see “Executive Compensation—Employment Arrangements.”

Stock Option Grants and Stock Awards to Directors and Executive Officers

We have granted stock options, RSU and PSUs to our certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers see “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Certain of the transactions described above were entered into prior to the adoption of the written policy, but all such transactions were approved by our Board considering similar factors to those described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Everbridge, Inc., Attn: Corporate Secretary, 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803 or call us at 1-888-366-4911. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Elliot J. Mark
Corporate Secretary

April 3, 2020

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, is available without charge upon written request to: Everbridge, Inc., Attn: Corporate Secretary, 25 Corporate Drive, 4th Floor, Burlington, Massachusetts, 01803.

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

In this Proxy Statement, we provide adjusted EBITDA, which is a non-GAAP financial measure that represents our net loss before interest and investment income, net interest expense, provision for income taxes, depreciation and amortization expense, loss on extinguishment of convertible notes and stock-based compensation expense. The following table reconciles GAAP net loss to adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2019	2018
Net loss	$(52,250)	$(47,515)
Interest and investment (income) expense, net	2,979	4,504
Income taxes, net	425	796
Depreciation and amortization	19,671	13,693
EBITDA	(29,175)	(28,522)
Loss on extinguishment of debt	1,406	—
Stock-based compensation	33,489	25,825
Adjusted EBITDA	$5,720	$(2,697)

01 - Jaime Ellertson 02 - Sharon Rowlands For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03880B + + 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 4 5 5 6 9 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/EVBG or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EVBG Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by May 14, 2020 at 1:00 A.M., Eastern Time. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EVBG Notice of 2020 Annual Meeting of Stockholders 25 Corporate Drive, Burlington, MA 01803 Proxy Solicited by Board of Directors for Annual Meeting – May 14, 2020 Elliot J. Mark and Patrick Brickley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Everbridge, Inc. to be held on May 14, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Everbridge, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.